Exhibit 99.1
KIMBALL ELECTRONICS REPORTS Q1 RESULTS AND CONFIRMS GUIDANCE FOR FISCAL YEAR 2025, COMPANY CONTINUES TO SHARPEN ITS STRATEGIC FOCUS WITH CLOSURE OF ITS MANUFACTURING FACILITY IN TAMPA, FL

First Quarter Fiscal 2025 Highlights
•Net sales totaled $374.3 million
•Operating income of $9.1 million, or 2.4% of net sales, adjusted operating income of 3.4%
•Cash generated by operating activities of $45.5 million, borrowings on credit facilities reduced to 2-year low
•Company continues to sharpen its strategic focus by completing the divestiture of the Automation, Test, and Measurement business and announcing the closure of its manufacturing facility in Tampa, FL

JASPER, Ind., November 4, 2024 -- (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the first quarter ended September 30, 2024.

	Three Months Ended
	September 30,
(Amounts in Thousands, except EPS)	2024	2023
Net Sales	$374,256	$438,081
Operating Income	$9,115	$19,490
Adjusted Operating Income (non-GAAP) (1)	$12,590	$21,006
Operating Income %	2.4%	4.4%
Adjusted Operating Income (non-GAAP) %	3.4%	4.8%
Net Income	$3,154	$10,754
Adjusted Net Income (non-GAAP) (1)	$5,527	$12,038
Diluted EPS	$0.12	$0.43
Adjusted Diluted EPS (non-GAAP) (1)	$0.22	$0.48
(1) Beginning in the first quarter of fiscal year 2025, adjusted results exclude stock compensation expense. Prior reported periods have been revised accordingly. A reconciliation of GAAP and non-GAAP financial measures is included below.

Commenting on today’s announcement, Richard D. Phillips, Chief Executive Officer, stated, “Q1 represents another chapter of ‘controlling what we can control’ while navigating the challenging operating environment stemming from sustained end market weakness. Our results for the quarter were in line with expectations, considering the difficult comparisons from a record-setting Q1 last year. We continue to adjust costs, improve working capital management, and generate positive cash flow used to pay down debt. We made meaningful progress in the quarter with debt levels at a 2-year low, a result of the cash generated from operating activities and the proceeds from the disposition of the Automation, Test, and Measurement business, with its divestiture closing in July.”

Mr. Phillips continued, “As part of sharpening our strategic focus, we’re also announcing a plan to leverage the capacity in our global footprint and further streamline the operating structure. Production activities on existing customer programs will be transferred out of Tampa, with the majority of the work going to the newly expanded facility in Mexico and Jasper. Operations in Tampa are expected to cease by the end of the fiscal year, and we anticipate the facility closing in Q1 of fiscal 2026. We are grateful to the employees in Tampa and their accomplishments while part of Kimball, including supplying ventilators to those in need during the pandemic. This decision is based on the preferences of our customers, our outlook for US manufacturing, and an objective to improve the Company’s competitive positioning in the market, strengthen the balance sheet, increase liquidity, and improve financial flexibility. We are confirming our guidance for the full fiscal year and look forward to the future.”

The Company ended the first quarter of fiscal 2025 with cash and cash equivalents of $76.6 million and borrowings outstanding on credit facilities of $245.9 million, including $200.0 million classified as long term. As of September 30, 2024, the Company had $186.8 million of borrowing capacity available. Cash generated from operating activities in the first quarter totaled $45.5 million and capital expenditures were $13.5 million, and the Company invested $2.9 million to repurchase 160,000 shares of common stock.

Net Sales by Vertical Market for Q1 Fiscal 2025:

	Three Months Ended
	September 30,
(Amounts in Millions)	2024	*	2023	*	Percent Change
Automotive	$188.4	50%	$212.5	49%	(11)%
Medical	89.8	24%	102.4	23%	(12)%
Industrial excluding AT&M (1)	94.0	25%	112.9	26%	(17)%
Net Sales excluding AT&M (1)	$372.2	99%	$427.8	98%	(13)%
AT&M (1)	2.1	1%	10.3	2%	(80)%
Total Net Sales	$374.3		$438.1		(15)%

*As a percent of Total Net Sales
(1) Sales from our Automation, Test, and Measurement business (AT&M), which was divested effective July 31, 2024, were previously included in the Industrial vertical
–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, and public safety

Company guidance for fiscal year 2025:

•    Net sales in the range of $1.440 - $1.540 billion, an 8% to 14% decline year-over-year when excluding net sales from Automation, Test, and Measurement
•    Adjusted operating income of 4.0% - 4.5% of net sales(a)
•    Capital expenditures of $40 - $50 million

(a) Fiscal year 2025 guidance reflects a change in our adjusted operating income calculation beginning in fiscal year 2025, which excludes stock compensation expense. This change better aligns our presentation with others in our industry. A reconciliation of GAAP and non-GAAP financial measures is included below.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment and conflicts such as the war in Ukraine, global health emergencies, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2024.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include constant currency growth, net sales excluding Automation, Test & Measurement, adjusted selling and administrative expenses, adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a global, multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, Mexico, Poland, Romania, and Thailand, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit www.kimballelectronics.com.

Conference Call / Webcast

Date:	November 5, 2024
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	877-407-8293 (or 201-689-8349)

For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the first quarter ended September 30, 2024 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	September 30, 2024		September 30, 2023
Net Sales	$374,256	100.0%	$438,081	100.0%
Cost of Sales	350,656	93.7%	402,539	91.9%
Gross Profit	23,600	6.3%	35,542	8.1%
Selling and Administrative Expenses	13,427	3.6%	16,052	3.7%
Restructuring Expense	2,322	0.6%	—	—%
Gain on Disposal	(1,264)	(0.3)%	—	—%
Operating Income	9,115	2.4%	19,490	4.4%
Interest Income	222	0.1%	299	0.1%
Interest Expense	(4,792)	(1.3)%	(5,447)	(1.2)%
Non-Operating Income (Expense), net	(1,661)	(0.4)%	(1,131)	(0.3)%
Other Income (Expense), net	(6,231)	(1.6)%	(6,279)	(1.4)%
Income Before Taxes on Income	2,884	0.8%	13,211	3.0%
Provision for Income Taxes	(270)	—%	2,457	0.5%
Net Income	$3,154	0.8%	$10,754	2.5%

Earnings Per Share of Common Stock:
Basic	$0.13		$0.43
Diluted	$0.12		$0.43
Average Number of Shares Outstanding:
Basic	24,979		25,041
Diluted	25,235		25,238

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2024	2023
Net Cash Flow provided by Operating Activities	$45,474	$12,801
Net Cash Flow provided by (used for) Investing Activities	5,226	(11,302)
Net Cash Flow (used for) provided by Financing Activities	(52,954)	13,985
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	1,830	(549)
Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(424)	14,935
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	78,779	43,864
Cash, Cash Equivalents, and Restricted Cash at End of Period	$78,355	$58,799

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2024	June 30, 2024
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$76,564	$77,965
Receivables, net	264,036	282,336
Contract assets	74,326	76,320
Inventories	335,272	338,116
Prepaid expenses and other current assets	32,496	44,682
Assets held for sale	—	27,587
Property and Equipment, net	275,674	269,659
Goodwill	6,191	6,191
Other Intangible Assets, net	2,880	2,994
Other Assets, net	81,617	82,069
Total Assets	$1,149,056	$1,207,919

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$45,915	$59,837
Accounts payable	216,704	213,551
Advances from customers	35,616	30,151
Accrued expenses	45,492	63,189
Liabilities held for sale	—	8,594
Long-term debt under credit facilities, less current portion	200,000	235,000
Long-term income taxes payable	—	3,255
Other long-term liabilities	57,571	53,881
Share Owners’ Equity	547,758	540,461
Total Liabilities and Share Owners’ Equity	$1,149,056	$1,207,919

Other Financial Metrics
(Unaudited)
(Amounts in Millions, except CCD)
	At or For the
	Three Months Ended
	September 30,	June 30,	September 30,
	2024	2024	2023
Depreciation and Amortization	$9.2	$9.5	$9.0
Cash Conversion Days (CCD) (1)	108	100	103
Open Orders (2)	$594	$714	$907
(1) Cash Conversion Days (“CCD”) are calculated as the sum of Days Sales Outstanding plus Contract Asset Days plus Production Days Supply on Hand less Accounts Payable Days and less Advances from Customers Days. CCD, or a similar metric, is used in our industry and by our management to measure the efficiency of managing working capital.
(2) Open Orders are the aggregate sales price of production pursuant to unfulfilled customer orders. Our declining open orders are primarily due to the cancellation of a major automotive program and other demand reductions, as well as reduced lead times on customer orders as compared to September 30, 2023, when parts were more constrained.

Select Financial Results of Automation, Test and Measurement
(Unaudited)
(Amounts in Millions)
	Three Months Ended
	September 30,
	2024	2023
Net Sales	$2.1	$10.3
Operating Income (Loss) (1)	$0.8	$(0.2)
(1) Includes gain on sale of $1.3 million following the close of the sale on July 31, 2024 for the three months ended September 30, 2024. Each period also includes allocated corporate overhead expenses.

Reconciliation of Non-GAAP Financial Measures
(Unaudited, Amounts in Thousands, except Per Share Data)
	Three Months Ended
	September 30,
	2024	2023
Net Sales Growth (vs. same period in prior year)	(15)%	8%
Foreign Currency Exchange Impact	—%	1%
Constant Currency Growth	(15)%	7%

Selling and Administrative Expenses, as reported	$13,427	$16,052
Stock Compensation Expense	(2,072)	(1,693)
SERP	(345)	177
Adjusted Selling and Administrative Expenses	$11,010	$14,536

Operating Income (Loss), as reported	$9,115	$19,490
Stock Compensation Expense	2,072	1,693
SERP	345	(177)
Restructuring Expense	2,322	—
Gain on Disposal	(1,264)	—
Adjusted Operating Income	$12,590	$21,006

Net Income (Loss), as reported	$3,154	$10,754
Stock Compensation Expense, After-Tax	1,571	1,284
Restructuring Expense, After-Tax	1,761	—
Gain on Disposal, After-Tax	(959)	—
Adjusted Net Income	$5,527	$12,038

Diluted Earnings per Share, as reported	$0.12	$0.43
Stock Compensation Expense	0.06	0.05
Restructuring Expense	0.07	—
Gain on Disposal	(0.03)	—
Adjusted Diluted Earnings per Share	$0.22	$0.48

	Twelve Months Ended
	September 30,
	2024	2023
Operating Income	$38,902	$93,648
Goodwill Impairment	5,820	—
Stock Compensation Expense	7,564	6,975
SERP	1,202	759
Legal Recovery	(892)	(212)
Restructuring Expense	4,708	—
Asset Impairment and Gain on Disposal	15,776	—
Adjusted Operating Income (non-GAAP)	$73,080	$101,170
Tax Effect	16,285	24,625
After-tax Adjusted Operating Income	$56,795	$76,545
Average Invested Capital (1)	$773,016	$738,096
ROIC	7.3%	10.4%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.